Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated June 29, 2011, relating to the financial statements and supplemental schedules of IRET Properties 401(k) as of December 31, 2010 and 2009, and for the year ended December 31, 2010, appearing in the Annual Report on Form 11-K filed on June 29, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
June 15, 2012